REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees and Shareholders of the Metropolitan Series
Fund, Inc.:

In planning and performing our audit of the financial statements of the Metropolitan Series Fund, Inc. (the "Fund"), comprised of the BlackRock Money Market Portfolio (formerly known as State Street
Research Money Market Portfolio), Lehman Brothers Aggregate Bond
Index Portfolio, Salomon Brothers Strategic Bond Opportunities
Portfolio, Salomon Brothers U.S. Government Portfolio, BlackRock
Bond Income Portfolio (formerly known as State Street Research Bond Income Portfolio), MFS Total Return Portfolio, BlackRock Diversified Portfolio (formerly known as State Street Research Diversified Portfolio), Capital Guardian U.S. Equity Portfolio, Davis Venture
Value Portfolio, FI Value Leaders Portfolio, Harris Oakmark Large
Cap Value Portfolio, Jennison Growth Portfolio, Met/Putnam Voyager Portfolio, MetLife Stock Index Portfolio, MFS Investors Trust Portfolio, BlackRock Investment Trust Portfolio (formerly known as State Street Research Investment Trust Portfolio), BlackRock Legacy Large Cap Growth Portfolio (formerly known as State Street Research Large Cap Growth Portfolio), BlackRock Large Cap Value Portfolio (formerly known as State Street Research Large Cap Value Portfolio), T. Rowe Price Large Cap Growth Portfolio, Zenith Equity Portfolio, FI Mid Cap Opportunities Portfolio, Harris Oakmark Focused Value Portfolio, MetLife Mid Cap Stock Index Portfolio, Neuberger Berman Partners Mid Cap Value Portfolio, BlackRock Aggressive Growth Portfolio (formerly known as State Street Research Aggressive Growth Portfolio), Franklin Templeton Small Cap Growth Portfolio, Loomis Sayles Small Cap Portfolio, Russell 2000 Index Portfolio, BlackRock Strategic Value Portfolio (formerly known as State Street Research Aurora Portfolio), T. Rowe Price Small Cap Growth Portfolio, FI International Stock Portfolio, Morgan Stanley EAFE Index Portfolio, and Scudder Global Equity Portfolio (the "Portfolios"), for the year ended December 31, 2004 (on which we have issued our report dated February 14, 2005), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Portfolios' internal control.

The management of the Portfolios is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Portfolios' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Portfolios'internal control and their operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of management, the trustees and shareholders of the Metropolitan Series Fund, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Deloitte & Touche LLP
Boston, Massachusetts
February 14, 2005